Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Dawson Geophysical Company

at

$2.34 per Share

Pursuant to the Offer to Purchase Dated November 1, 2021

by

WB Acquisitions Inc.

a wholly-owned subsidiary of

Wilks Brothers, LLC

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK CITY TIME ON NOVEMBER 30, 2021, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated November 1, 2021 (together with any amendments, supplements or other modifications thereto, the “Offer to Purchase”) and the related Letter of Transmittal (together with any amendments, supplements or other modifications thereto, the “Letter of Transmittal” and, together with the Offer to Purchase, collectively the “Offer”) in connection with the offer by WB Acquisitions Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Wilks Brothers, LLC, a Texas limited liability company (“Parent”), to purchase all outstanding shares of common stock, par value $0.01 per share (“Common Stock”, each, a “Share”, and, collectively, “Shares”), of Dawson Geophysical Company a Texas corporation (the “Target”), at a purchase price of $2.34 per Share (the “Offer Price”), in cash, without interest and subject to any required withholding of taxes, and upon the terms and subject to the conditions set forth in the Offer. Also enclosed is the Target’s Solicitation/Recommendation Statement on Schedule 14D-9.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us or our nominees for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $2.34 per Share, in cash, without interest, subject to any required withholding of taxes and upon the terms and subject to the conditions set forth in the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 25, 2021 (as amended from time to time, the “Merger Agreement”), among Target, Parent and Merger Sub.

The Merger Agreement provides, among other things, that as promptly as practicable following the consummation of the Offer, Target expects to convene a special meeting of the Shareholders duly called and held in accordance with the Amended and Restated Certificate of Formation of Target, as amended February 11, 2015, and the Texas Business Organizations Code (as amended, the “TBOC”), at which the Target Shareholders will be asked to approve the Merger (as defined below), in accordance with the TBOC. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement and receiving the Target Shareholder Approval, Merger Sub will merge with and into Target (the “Merger”), in accordance with the provisions of the TBOC (such time as the certificate of merger is duly filed with the Secretary of State of Texas (or at such later time as may be specified in the certificate of merger), the “Merger Effective Time”), and upon the terms and conditions of the Merger Agreement, whereupon, the separate existence of Merger Sub shall cease and Target shall be the surviving corporation as a subsidiary of Parent and its affiliates. At the Merger Effective Time, each outstanding Share (other than Shares held by Parent, us or any affiliate of Parent, or any Shareholders who have properly exercised their appraisal rights under the TBOC) will be automatically converted into the right to receive the Offer Price, in cash and without interest (the “Merger Consideration”), less any required withholding taxes. All such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration. Each Share held by Target as treasury stock (other than Shares in an employee plan of Target) immediately prior to the Merger Effective Time and each Share owned by Merger Sub as of the commencement of the Offer, shall be canceled, and no payment shall be made with respect thereto. Each share of common stock of Merger Sub outstanding immediately prior to the Merger Effective Time shall be canceled, and no payment shall be made with respect thereto. Target Shareholders do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the Merger Effective Time who (i) did not validly tender such Shares into the Offer, (ii) has voted against the Merger and (iii) otherwise complies with the applicable statutory provisions of the TBOC, will be entitled to demand fair value of such Shares. Otherwise, each holder of Shares at the Merger Effective Time of the Merger that (i) did not validly tender such Shares into the Offer and (ii) did not demand fair value in accordance with the TBOC will be entitled to receive the same cash consideration, without interest and less any required withholding of taxes, for their Shares as was payable in the Offer. The “fair value” of such Shares as of the Merger Effective Time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase and Shareholders’ appraisal rights are more fully described in Section 12 to the Offer to Purchase.

4.

The Board of Directors of Target (the “Target Board”) has unanimously (I) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of Target and its Shareholders, (II) approved, declared advisable and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (III) resolved that the Merger Agreement and the Merger will be governed by and effected under the TBOC and (IV) recommended that Target’s Shareholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares to Merger Sub and, if applicable, approve the Merger.

5.	The Offer and withdrawal rights expire at 11:59 p.m., New York City time on November 30, 2021, unless the Offer is extended or earlier terminated (as it may be extended, the “Expiration Date”).

6.

The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not validly withdrawn, immediately prior to the expiration of the Offer, a number of Shares (excluding any Shares that have not been “received” (as defined in the TBOC)) that, together with the Shares then owned by Parent, Merger Sub and any other affiliate or direct or indirect wholly-owned subsidiary of Parent, represents in the aggregate at least eighty percent (80%) of the Shares then outstanding (the “80% Minimum Condition”). The Offer, the Merger and the other transactions contemplated by the Merger Agreement are not conditioned on obtaining financing or funding thereof. The 80% Minimum Condition and other conditions to the Offer are described in Sections 15 and 16 of the Offer to Purchase.

7.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of Shares held of record in book-entry form by a clearing corporation as nominee, an Agent’s Message (as described in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Shareholders may be paid at different times depending upon when certificates or book-entry confirmations with respect to Shares are actually received by the Depositary. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot comply with the procedures for book-entry transfer described in Section 3 of the Offer to Purchase, in each case prior to the Expiration Date, you may nevertheless tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

8.

Any stock transfer taxes applicable to the sale of Shares to the Merger Sub pursuant to the Offer will be paid by the Merger Sub, except as otherwise set forth in Instruction 6 of the Letter of Transmittal. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided and certain certification requirements are met, or unless an exemption is established. See Instruction 8 of the Letter of Transmittal.

If you wish to have us or our nominees tender any or all of your Shares, please complete, sign, detach and return the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your prompt action is requested. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Merger Sub by American Stock Transfer & Trust Company, LLC or one or more registered brokers or dealers licensed under the laws of such jurisdictions to be designated by Merger Sub.

Instruction Form with Respect to

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Dawson Geophysical Company

at

$2.34 per Share

Pursuant to the Offer to Purchase Dated November 1, 2021

by

WB Acquisitions Inc.

a wholly-owned subsidiary of

Wilks Brothers, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 1, 2021 and the related Letter of Transmittal (together, with any amendments, supplements or other modifications thereto, the “Offer”), in connection with the offer by WB Acquisitions Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Wilks Brothers, LLC, a Texas limited liability company, to purchase all outstanding shares of common stock, par value $0.01 per share (collectively, “Shares”), of Dawson Geophysical Company, a Texas corporation, at a purchase price of $2.34 per Share, in cash, without interest and subject to any required withholding and upon the terms and subject to the conditions set forth in the Offer.

The undersigned hereby instruct(s) you to tender to Merger Sub the number of Shares indicated below (or if no number is indicated below, all Shares) held by you or your nominees for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer furnished to the undersigned. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on my behalf will be determined by Merger Sub in its sole discretion.

The method of delivery of this Instruction Form is at the election and risk of the tendering Shareholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to the expiration of the Offer.

Number of Shares to be Tendered:	SIGN HERE

Shares*

Dated , 20
Signature(s)

Name(s) (Please Print)

Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.